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                                                                   EXHIBIT 11.01

                             PRISM SOLUTIONS, INC.

                       COMPUTATION OF NET LOSS PER SHARE
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                YEAR ENDED DECEMBER 31,
                                                       ------------------------------------------
                                                          1995           1996            1997
                                                       ----------     -----------     -----------
Basic and diluted:
  Weighted average common shares outstanding for the
     period..........................................   1,799,290      11,219,156      13,868,960
  Common equivalent shares pursuant to Staff
     Accounting Bulletin No. 83......................   1,246,278         256,179              --
                                                        ---------      ----------      ----------
Shares used in per share calculation.................   3,045,568      11,475,335      13,868,960
                                                        =========      ==========      ==========
Net loss.............................................  $   (2,738)    $    (1,839)    $   (16,152)
                                                        =========      ==========      ==========
Net loss per share...................................  $    (0.90)    $     (0.16)    $     (1.16)
                                                        =========      ==========      ==========